SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported
February 20, 2009
Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)
Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655	23-1714256
(Commission File Number)	(IRS Employer Identification Number)

County Line Industrial Park
Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 355-9100
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01. Entry into a Material Definitive Agreement.
     Item 3.02. Unregistered Sale of Equity Securities.
     On February 20, 2009, Environmental Tectonics Corporation (“ETC”) completed a transaction with H.F. Lenfest (“Lenfest”) pursuant to which Lenfest made a loan to ETC in the principal amount of $2,000,000 (the “Loan”). The Loan is to be used by ETC solely in connection with working capital funding to support ETC’s bid on a contract (the “Government Contract”) with the United States government (the “Government”).
     The terms of the Loan are set forth in a Secured Promissory Note, dated February 20, 2009, by ETC in favor of Lenfest (the “Note”). The Note accrues interest at the rate of 15% per annum, compounded annually. This interest rate will be reduced to 10% per annum if ETC receives the Shareholder Approval (as defined below). In the event of a default under the Note, the interest rate will be increased by six percentage points. Interest is payable on the maturity date, at the option of Lenfest, in cash, in shares of a new series of preferred stock that ETC intends to create or in shares of ETC common stock. The Note will mature on the earlier of (i) three (3) days following the date ETC is informed by the Government or otherwise learns that it has been denied or will not be awarded the Government Contract, (ii) six months following the date of the Note if ETC has not obtained the affirmative vote of the shareholders of ETC in connection with a new financing transaction with Lenfest on or before the Shareholder Approval Date (as defined below) (the “Shareholder Approval”) or (iii) three years following the date of the Note. ETC may prepay the Note at any time without premium or penalty. The Note provides for customary events of default with corresponding grace periods, including the failure to pay any principal or interest when due, failure to comply with covenants, material misrepresentations, certain bankruptcy, insolvency or receivership events, imposition of certain judgments and the liquidation of ETC. In connection with the Loan, ETC will pay to Lenfest an origination fee of 20,000 shares of ETC common stock.
     The obligations of ETC to Lenfest under the Note are secured by the grant of a first and prior security interest in all of the personal property of ETC pursuant to the terms of a Security Agreement made by ETC in favor of Mr. Lenfest.
     In connection with the Loan, ETC issued to Lenfest a warrant (the “Warrant”) to purchase 143,885 shares of ETC common stock, at an exercise price per share equal to $1.39, which is equal to the average price of ETC common stock for the 120 trading days immediately preceding the date of the Warrant. If the Note is not repaid in full on or before June 24, 2009 or ETC does not obtain the Shareholder Approval by the 60th day following the date on which ETC and Lenfest enter into definitive agreements relating to a new financing transaction with Lenfest (which date may be extended by 30 days if the Securities and Exchange Commission provides comments to the proxy statement filed by ETC in connection with the Shareholder Approval but which date will be no later June 24, 2009) (the “Shareholder Approval Date”), then Lenfest will be entitled to purchase 719,424 shares of ETC common stock under the Warrant. Further, if the Note is not repaid in full on or before June 24, 2009 or ETC does not obtain the Shareholder Approval by the Shareholder Approval Date, the exercise price per share of the Warrant will be decreased to $0.69. The Warrant may be exercised at any time until the seventh anniversary of its issuance. The Warrant contains anti-dilution protection for issuances of ETC’s common stock or securities convertible into ETC’s common stock at prices below the exercise price of the Warrant. Notwithstanding the terms of the Warrant, ETC will not be required to issue shares of Common Stock in excess of the maximum number permissible under Section 713 of the Listing Standards, Policies and Requirements of the NYSE Alternext US Company Guide or any successor rule unless the issuance of the Warrant and the shares of ETC common stock issuable upon exercise of the Warrant have been approved by the Company’s shareholders.
     As Lenfest is a related party as defined by Regulation S-K, ETC’s Audit Committee, comprised of Messrs. Howard Kelley and Alan Mark Gemmill and Dr. George Anderson, each of whom is an independent director as defined by the NYSE Alternext US Company Guide and applicable securities laws, approved the terms and conditions of the Note, the Security Agreement and the Warrant.
     ETC is relying on the exemption to the registration requirements of the Securities Act of 1933, as amended (the “Act”) set forth in Section 4(2) of the Act and Regulation D promulgated thereunder with respect to the issuance and sale of the Note, the Warrant, and the Origination Fee Shares and other available exemptions with respect to the issuance of ETC common stock upon the exercise of the Warrant.
     The foregoing description of the Note, Security Agreement and Warrant is qualified in its entirety by reference to the Note, Security Agreement and Warrant, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated herein by reference. ETC’s press release dated February 24, 2009 announcing the transaction with Lenfest is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed herewith:
10.1	Secured Promissory Note, dated February 20, 2009, by ETC in favor of Lenfest.

10.2	Security Agreement, dated as of February 20, 2009, by ETC in favor of Lenfest.

10.3	Common Stock Warrant, dated February 20, 2009, issued by ETC to Lenfest.

99.1	Press Release dated February 24, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION Registrant
Date: February 25, 2009	By	/s/ Duane D. Deaner
Duane D. Deaner
Chief Financial Officer

EXHIBIT INDEX

10.1	Secured Promissory Note, dated February 20, 2009, by ETC in favor of Lenfest.

10.2	Security Agreement, dated as of February 20, 2009, by ETC in favor of Lenfest

10.3	Common Stock Warrant, dated February 20, 2009, issued by ETC to Lenfest.

99.1	Press Release dated February 24, 2009.